Exhibit 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                       CONTACT:

Tremont Corporation                          Mark A. Wallace
1999 Broadway, Suite 4300                    Vice President and
Denver, Colorado 80202                       Chief Financial Officer
                                             (303) 296-5615


                      TREMONT REPORTS FIRST QUARTER RESULTS

         DENVER,  COLORADO . . . April 27, 2000 . . . Tremont Corporation (NYSE:
TRE) reported a net loss for the first quarter of 2000 of $1.8 million, or $.30 per share, compared to net income of $.3 million, or $.05 per share, for the same quarter in 1999.

         The Company's equity in earnings of 39%-owned TIMET was a loss of $4.0 million (before extraordinary item) in the first quarter of 2000 compared to a loss of $1.2 million in 1999. TIMET reported a loss before special and extraordinary items of $8.3 million compared to a loss of $3.9 million in the first quarter of 1999. TIMET's net loss for the first quarter of 2000 was $15.1 million. TIMET sales of $104.7 million in the first quarter of 2000 were 22% lower than the first quarter of last year, resulting principally from an 11% decline in mill product sales volume and a 6% decline in average selling prices. As compared to the fourth quarter of 1999, mill product sales volume in the first quarter of 2000 declined 4%, while average selling prices increased 4%. TIMET's first quarter results include pretax special items of $9.2 million, consisting of restructuring charges of $3.7 million, equipment-related impairment charges of $3.4 million and environmental remediation charges of $3.3 million, offset by a $1.2 million gain on the sale of its castings joint venture. Additionally, TIMET reported an extraordinary item of $.9 million after taxes related to the write-off of deferred financing costs associated with its previous U.S. credit facility.

         The Company's equity in earnings of 20%-owned NL Industries was $3.9 million in the first quarter of 2000 compared to $1.8 million in 1999. Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the first quarter of 2000 increased 49% to $46.2 million compared to $31.0 million in the first quarter of 1999. The improved operating income is primarily due to record first-quarter sales volume and strong production volume. Kronos' first-quarter sales volume increased 24% from the first quarter of 1999 and was even with the fourth quarter of 1999, reflecting sustained strong demand in all major regions. Kronos' first-quarter 2000 production volume was 16% higher than the comparable 1999 period with operating rates near full capacity versus 86% capacity utilization in the first quarter of 1999. Kronos' average selling prices during the first quarter of 2000 were even with the first quarter of 1999 and were 3% higher than the fourth quarter of 1999.

         The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's effective tax rate for the first quarter of 2000 varies from the expected tax rate because the Company is not currently recognizing deferred tax benefits with respect to its equity in losses of TIMET.

         The statements contained in this release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "anticipates," "expected" or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are those discussed in this release and those described from time to time in the Company's other filings with the Securities and Exchange Commission, such as the cyclicality of TIMET's and NL's businesses, TIMET's dependence on the aerospace industry, the sensitivity of TIMET's and NL's businesses to global industry capacity, global economic conditions, changes in product pricing, the performance of The Boeing Company and other aerospace manufacturers under their long-term purchase agreements with TIMET, the impact of long-term contracts with vendors on its ability to reduce or increase supply or achieve lower costs, the possibility of labor disruptions, control by certain stockholders and possible conflicts of interest, potential difficulties in integrating acquisitions, uncertainties associated with new product development and the supply of raw materials and services. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through The Landwell Company.

                            o o o o o


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                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS
                      (In millions, except per share data)
                                   (Unaudited)

                                          Quarters Ended
                                             March 31,
                                     ---------------------------
                                        1999           2000

Equity in earnings (loss) of:
     TIMET                           $  (1.2)        $ (4.0)
     NL Industries                       1.8            3.9
     Other                                .7             .3
                                   -----------    ------------
                                         1.3             .2
Corporate expenses, net                   .7             .5
Interest expense                          .2             .3
                                   -----------    ------------

     Income (loss) before taxes
        and minority interest             .4            (.6)

Income tax expense (benefit)             (.1)            .8
Minority interest                         .2             .1
                                    -----------    ------------

     Income (loss) before
        extraordinary item                .3           (1.5)

Equity in extraordinary loss of TIMET-
   early extinguishment of debt          -              (.3)
                                    -----------    ------------

   Net income (loss)                  $    .3         $ (1.8)
                                      ===========    ============

Earnings (loss) per share:
   Before extraordinary item:
       Basic                            $  .05        $ (.24)
       Diluted                          $  .05            *
   Net income (loss):
       Basic                            $  .05        $ (.30)
       Diluted                          $  .05            *

Weighted average shares outstanding:

     Common shares                        6.4            6.4
     Diluted shares                       6.5            6.4


* Antidilutive in 2000